UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2017

INVENTURE FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14556	86-0786101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5415 E. High St., Suite 350, Phoenix, AZ	85054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (623) 932-6200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2017, Mr. David L. Meyers informed Inventure Foods, Inc. (the “Company”) of his decision to resign from the Board of Directors of the Company (the “Board”), effective as of such date.  Mr. Meyers’ decision to resign was due to his full-time commitment as the newly-appointed Interim Chief Executive Officer and Chief Operating Officer of Del Monte Foods, Inc. (“Del Monte”), and did not result from any disagreement with the Company.  Mr. Meyers’ agreement with Del Monte provides that he must devote his full time and attention to his new positions and will not serve on the board of any other company.  Mr. Meyers joined the Board in May 2013 and serves as the Chairman of the Board and member of the Compensation Committee of the Board.

Mr. Timothy A. Cole has been appointed by the Board as interim Chairman to fill the vacancy created by Mr. Meyer’s departure.  Mr. Cole has served as a member of the Board since May 2014 and currently serves as a member of the Board’s Compensation Committee.

Item 8.01. Other Events.

As previously announced in July 2016, the Company and its Board commenced a strategic and financial review process with the objective of increasing shareholder value.  While this process remains ongoing, the Company continues to explore pursuing value-enhancing initiatives, including capital structure optimization, a sale of the Company, a sale of certain assets of the Company or other business combination.  No assurance can be given that this strategic and financial review will result in any specific action, or any assurance as to its outcome or timing.  The Company does not intend to comment further on this process until its Board approves a specific action or concludes its review. The full text of the press release issued in connection with the announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(d)                   Exhibits

Exhibit 99.1                                                    Press release reporting director resignation and providing update regarding strategic review process.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2017

INVENTURE FOODS, INC.

By:	/s/ Steve Weinberger
	Name:	Steve Weinberger
	Title:	Chief Financial Officer